EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended November 20, 2009

November 20, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	0.7%	2.9%	-7.1%
Class B Units	0.7%	2.9%	-7.6%
Legacy 1 Class Units[2]	0.7%	2.9%	-1.3%
Legacy 2 Class Units[2]	0.7%	2.9%	-1.5%
GAM 1 Class Units[2]	0.6%	2.7%	-1.1%
GAM 2 Class Units[2]	0.5%	2.6%	-1.5%
GAM 3 Class Units[2]	0.5%	2.5%	-2.7%

S&P 500 Total Return Index[3]	-0.1%	5.5%	23.5%
Barclays Capital U.S. Long Government Index[3]	1.0%	0.0%	-8.8%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Heavy precipitation in the Midwest drove wheat prices sharply higher.  Wheat prices moved to a 4-month high mid-week due to speculation that wet weather would delay winter wheat planting.  In the livestock markets, lean hogs prices rallied in excess of 4.5% supported by technical-buying from large commodity funds.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Currencies:  A shift away from riskier assets led to large gains in safe-haven currencies.  A near 3% decline in Japan’s Nikkei 225 prompted a return to risk-aversion, strengthening the currency against counterparts.  The Australian and New Zealand dollars declined sharply as investors attempted to liquidate riskier holdings.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar, while Grant Park’s shorter-term trading advisors are predominantly long the U.S. dollar.

Energy:  Crude oil markets finished slightly higher due to declines in U.S. inventories.  Price increases in the energy markets were limited by weaker demand forecasts as a result of declines in the global equity markets.  Natural gas prices moved higher due to cold weather forecasts in the U.S. and short-term weakness in the U.S. dollar.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:   Following volatile price movement, global equity markets finished lower.  Investor sentiment declined due to fears that the positive effects of central bank quantitative easing are ending.  Liquidations occurred in major equity markets. In North America, poor earnings reports from Dell, Inc. led to further weakness in the U.S. markets.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   Global fixed-income markets generally moved higher because declines in the equity markets resulted in increased risk-aversion.  The debt markets also moved higher due to weak U.S. housing data and the St. Louis Federal Reserve President’s comments interest rates would most likely remain unchanged until 2012.

Grant Park’s longer-term trading advisors are predominantly long the fixed income sector. Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  Speculators drove prices higher in the precious metals markets as stronger-than-expected U.S. consumer price data heightened inflation concerns.  In the base metals markets, copper prices rallied to a 3-week high on strong U.S. retail sales figures and improved growth outlook for the Japanese economy.

Grant Park’s longer-term trading advisors are predominantly long the metals sector. Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.